Filed Pursuant to Rule 424(b)(7)
Registration No.: 333-278700

Prospectus Supplement No. 1 Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated June 24, 2024)

SOLIDION TECHNOLOGY, INC.

Up to 41,066,656 Shares of Common Stock
(Including up to 35,933,324 Shares of Common Stock Issuable Upon Exercise of Warrants)
Offered by the Selling Securityholders

This prospectus supplement updates and amends the selling securityholders information contained in the prospectus, dated June 24, 2024 (as supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-278700). The Prospectus originally registered for resale up to 41,066,656 shares of common stock, $0.001 par value per share (the “Common Stock”), which consists of (i) 5,133,332 shares of Common Stock issued pursuant to that certain Securities Purchase Agreement, dated March 13, 2024, by and between us and the selling securityholders (the “Purchase Agreement”), and (ii) 35,933,324 shares of Common Stock issuable upon the exercise of the warrants issued pursuant to the Purchase Agreement (the “Warrants”).

This prospectus supplement is being filed by the Company to update the table under the caption “Selling Securityholder” to reflect the number of shares of Common Stock issuable to the selling securityholders upon exercise of the Warrants following reset of the exercise price of the Warrants (the “Reset Shares”). The Reset Shares were included in the 41,066,656 shares of Common Stock that were registered under the Registration Statement.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any amendments or supplements thereto. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 6 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 19, 2024.

SELLING SECURITYHOLDERS

The shares of our Common Stock being offered by the selling securityholders are (i) 5,133,332 shares of Common Stock issued pursuant to that certain Securities Purchase Agreement, dated March 13, 2024, by and between us and the selling securityholders (the “Purchase Agreement”), and (ii) 35,933,324 shares of Common Stock issuable upon the exercise of the warrants issued pursuant to the Purchase Agreement (the “Warrants”). For additional information regarding the issuance of the shares of Common Stock, see “Prospectus Summary — Equity Financing” above. We are registering the resale of the Common Stock and shares of our common stock issuable upon exercise of the Warrants in order to permit the selling securityholders to offer the shares of our Common Stock for resale from time to time. Except for the ownership of the Common Stock and the Warrants, the selling securityholders have not had any material relationship with us within the past three years.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

Except as set forth in the footnotes below, the following table sets forth, based on written representations from the selling securityholders, certain information as of the date hereof regarding the beneficial ownership of our Common Stock by the selling securityholders and the shares of Common Stock being offered by the selling securityholders. The applicable percentage ownership of common stock is based on 86,900,398 shares of Common Stock outstanding as of July 18, 2024. Information with respect to shares of Common Stock owned beneficially after the offering assumes the sale of all of the shares of common stock held by the selling securityholders or that may be acquired upon exercise of other securities.

In accordance with the terms of the Registration Rights Agreement, this prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to the selling securityholders in the Private Placement and (ii) the maximum number of shares of common stock issuable upon exercise of the Warrants. This maximum amount is determined as if the outstanding Warrants were exercised in full as of the date immediately preceding the date this registration statement was initially filed with the SEC without regard to any limitations on the exercise of the Warrants. The selling securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling securityholders	Before Offering		Maximum Number of Shares of Common Stock Offered Pursuant to this Resale Offering	After Offering
	Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock Beneficially Owned		Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock Beneficially Owned(1)
Anson Investments Master Fund LP(1)	8,626,643	9.03%	8,626,643	0	0%
Arena Special Opportunities Partners II, LP(2)	671,377	* %	671,377	0	0%
Arena Special Opportunities Partners III, LP(3)	397,276	* %	397,276	0	0%
Arena Special Opportunities Partners (Cayman Master) II, LP(4)	665,166	* %	665,166	0	0%
Arena Finance Markets, LP(5)	201,488	* %	201,488	0	0%
Arena Special Opportunities (Offshore) Master, LP(6)	221,351	* %	221,351	0	0%
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B(7)	2,156,664	2.42%	2,156,664	0	0%
FirstFire Global Opportunities Fund, LLC(8)	2,156,658	2.42%	2,156,658	0	0%
Great Point Capital, LLC(9)	3,019,320	3.36%	3,019,320	0	0%
Intracoastal Capital, LLC(10)	2,154,356	2.42%	2,154,356	0	0%
Kingsbrook Opportunities Master Fund LP(11)	258,799	* %	258,799	0	0%
Boothbay Absolute Return Strategies LP(12)	724,637	* %	724,637	0	0%
Boothbay Diversified Alpha Master Fund LP(13)	310,558	* %	310,558	0	0%
L1 Capital Global Opportunities Master Fund(14)	3,019,318	3.36%	3,019,318	0	0%
Lind Global Fund II LP(15)	2,156,658	2.42%	2,156,658	0	0%
S.H.N Financial Investments ltd(16)	1,971,048	2.22%	1,971,048	0	0%
F U N Investment Homes LLC(17)	4,313,314	4.73%	4,313,314	0	0%

____________

*        Less than 1 percent (1%).

(1)      Includes (i) 1,333,334 shares of Common Stock, (ii) 5,751,096 shares issuable upon exercise of the Series A Warrants, and (iii) 1,542,214 shares issuable upon the exercise of the Series B Warrants. The securities are directly held by Anson Investments Master Fund LP (“Anson Investments”). Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the Common Shares held by Anson. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(2)      Includes (i) 103,768 shares of Common Stock, (ii) 447,585 shares issuable upon exercise of the Series A Warrants, and (iii) 120,024 shares issuable upon the exercise of the Series B Warrants. Arena Investors, LP is the Manager of Arena Special Opportunities Partners II, LP and has investment and dispositive power over the shares. Daniel Zwirn and Lawrence Cutler, the CEO and COO of Arena Investors, LP, respectively, may be deemed to have voting and investment control with respect to the shares held by selling securityholder. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The Selling Securityholder has represented to us that it is an affiliate of a broker-dealer but that its shares were purchased in the ordinary course of business and that at the time of its purchase it had no agreements or understandings, directly or indirectly, with any person to distribute such shares. The business address of the selling securityholder is 108 W. 13th Street, Suite 100, Wilmington, Delaware 19801.

(3)      Includes (i) 61,403 shares of Common Stock, (ii) 264,851 shares issuable upon exercise of the Series A Warrants, and (iii) 71,022 shares issuable upon the exercise of the Series B Warrants. Arena Investors, LP is the Manager of Arena Special Opportunities Partners III, LP and has investment and dispositive power over the shares. Daniel Zwirn and Lawrence Cutler, the CEO and COO of Arena Investors, LP, respectively, may be deemed to have voting and investment control with respect to the shares held by selling securityholder. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The selling securityholder has represented to us that it is an affiliate of a broker-dealer but that its shares were purchased in the ordinary course of business and that at the time of its purchase it had no agreements or understandings, directly or indirectly, with any person to distribute such shares. The business address of the selling stockholder is 108 W. 13th Street, Suite 100, Wilmington, Delaware 19801.

(4)      Includes (i) 102,808 shares of Common Stock, (ii) 443,444 shares issuable upon exercise of the Series A Warrants, and (iii) 118,914 shares issuable upon the exercise of the Series B Warrants. Arena Investors, LP is the Manager of Arena Special Opportunities Partners (Cayman Master) II, LP and has investment and dispositive power over the shares. Daniel Zwirn and Lawrence Cutler, the CEO and COO of Arena Investors, LP, respectively, may be deemed to have voting and investment control with respect to the shares held by selling securityholder. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The selling securityholder has represented to us that it is an affiliate of a broker-dealer but that its shares were purchased in the ordinary course of business and that at the time of its purchase it had no agreements or understandings, directly or indirectly, with any person to distribute such shares. The business address of the selling stockholder is P.O. Box 309, Ugland House, Grand Cayman, Cayman Islands, KY1-1104.

(5)      Includes (i) 31,142 shares of Common Stock, (ii) 134,325 shares issuable upon exercise of the Series A Warrants, and (iii) 36,021 shares issuable upon the exercise of the Series B Warrants. Arena Investors, LP is the Manager of Arena Finance Markets, LP and has investment and dispositive power over the shares. Daniel Zwirn and Lawrence Cutler, the CEO and COO of Arena Investors, LP, respectively, may be deemed to have voting and investment control with respect to the shares held by selling securityholder. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The selling securityholder has represented to us that it is an affiliate of a broker-dealer but that its shares were purchased in the ordinary course of business and that at the time of its purchase it had no agreements or understandings, directly or indirectly, with any person to distribute such shares. The business address of the selling stockholder is 405 Lexington Avenue, 59th Floor, New York, New York 10174.

(6)      Includes (i) 34,212 shares of Common Stock, (ii) 147,567 shares issuable upon exercise of the Series A Warrants, and (iii) 39,572 shares issuable upon the exercise of the Series B Warrants. Arena Investors, LP is the Manager of Arena Special Opportunities (Offshore) Master, LP and has investment and dispositive power over the shares. Daniel Zwirn and Lawrence Cutler, the CEO and COO of Arena Investors, LP, respectively, may be deemed to have voting and investment control with respect to the shares held by selling securityholder. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The selling securityholder has represented to us that it is an affiliate of a broker-dealer but that its shares were purchased in the ordinary course of business and that at the time of its purchase it had no agreements or understandings, directly or indirectly, with any person to distribute such shares. The business address of the selling stockholder is Maples and Calder, Ugland House, 121 South Church Street, George Town, Grand Cayman, Cayman Islands KY1-1104.

(7)      Includes (i) 333,334 shares of Common Stock, (ii) 1,437,776 shares issuable upon exercise of the Series A Warrants, and (iii) 385,554 shares issuable upon the exercise of the Series B Warrants. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC — Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC — Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the securities held by Alto Opportunity Master Fund, SPC — Segregated Master Portfolio B. The business address for Alto Opportunity Master Fund, SPC-Segregated Master Portfolio B is c/o Ayrton Capital LLC, 55 Post Road W, 2nd Floor, Westport, CT 06880.

(8)      Includes (i) 333,333 shares of Common Stock, (ii) 1,437,772 shares issuable upon exercise of the Series A Warrants, and (iii) 385,553 shares issuable upon the exercise of the Series B Warrants. Eli Fireman, Managing Member of Firstfire Global Opportunities Fund LLC, has sole voting and dispositive power over the shares held by or issuable to Firstfire Global Opportunities Fund LLC. Mr. Fireman disclaims beneficial ownership over the securities listed except to the extent of his pecuniary interest therein. The principal business address of Firstfire Global Opportunities Fund LLC is 1040 1st Avenue, New York, NY10022.

(9)      Includes (i) 466,666 shares of Common Stock, (ii) 2,012,880 shares issuable upon exercise of the Series A Warrants, and (iii) 539,775 shares issuable upon the exercise of the Series B Warrants. Gabriel Mengin and Dan Dimiero, as principals of Great Point Capital, LLC, hold voting and dispositive power over the securities held by Great Point Capital, LLC. Great Point Capital, LLC is a broker-dealer. The principal business address of Great Point Capital, LLC is 200 West Jackson Blvd., Suite 1000, Chicago, IL 60606.

(10)    Includes (i) 333,334 shares of Common Stock, (ii) 1,437,776 shares issuable upon exercise of the Series A Warrants, and (iii) 383,246 shares issuable upon the exercise of the Series B Warrants. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under the Exchange Act) of the securities reported herein that are held by Intracoastal. The principal address of Intracoastal is 245 Palm Trail, Delray Beach, Florida 33483.

(11)    Includes (i) 40,000 shares of Common Stock, (ii) 172,533 shares issuable upon exercise of the Series A Warrants, and (iii) 46,266 shares issuable upon the exercise of the Series B Warrants. Kingsbrook Partners LP (“Kingsbrook Partners”) Is the Investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

(12)    Includes (i) 112,000 shares of Common Stock, (ii) 483,092 shares issuable upon exercise of the Series A Warrants, and (iii) 129,545 shares issuable upon the exercise of the Series B Warrants. Boothbay Absolute Return Strategies, LP, a Delaware limited partnership (“BBARS”) is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (“Boothbay”). Boothbay, in its capacity as the investment manager of BBARS, has the power to vote and the power to direct the disposition of all securities held by BBARS. Ari Glass is the Managing Member of the Boothbay. Each of the BBARS, Boothbay, and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

(13)    Includes (i) 48,000 shares of Common Stock, (ii) 207,039 shares issuable upon exercise of the Series A Warrants, and (iii) 55,519 shares issuable upon the exercise of the Series B Warrants. Boothbay Diversified Alpha Master Fund, LP, a Cayman Islands limited partnership (the “BBDAMF”), is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (“Boothbay”). Boothbay, in its capacity as the investment manager of the BBDAMF, has the power to vote and the power to direct the disposition of all securities held by BBDAMF. Ari Glass is the Managing Member of Boothbay. Each of BBDAMF, Boothbay, and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

(14)    Includes (i) 466,666 shares of Common Stock, (ii) 2,012,880 shares issuable upon exercise of the Series A Warrants, and (iii) 539,773 shares issuable upon the exercise of the Series B Warrants. David Feldman and Joel Arber are the directors of L1 Capital Global Opportunities Master Fund and have voting control and investment discretion over the securities held by L1 Capital Global Opportunities Master Fund. As such they may be deemed to be beneficial owners of such shares of Common Stock. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own these securities, Mr. Feldman and Mr. Arber disclaim beneficial ownership over the securities except to the extent of any pecuniary interest therein. L1 Capital Global Opportunities Master Fund’s principal business address is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(15)    Includes (i) 333,333 shares of Common Stock, (ii) 1,437,772 shares issuable upon exercise of the Series A Warrants, and (iii) 385,553 shares issuable upon the exercise of the Series B Warrants. The address for Lind Global Fund II LP is c/o The Lind Partners LLC, 444 Madison Avenue, Floor 41, New York, NY 10022. Lind Global Partners II LLC, the general partner of Lind Global Fund II LP, may be deemed to have sole voting and dispositive power with respect to the shares held by Lind Global Fund II LP. Jeff Easton, the managing member of Lind Global Partners II LLC, may be deemed to have sole voting and dispositive power with respect to the shares held by Lind Global Fund II LP.

(16)    Includes (i) 333,333 shares of Common Stock, (ii) 1,437,772 shares issuable upon exercise of the Series A Warrants, and (iii) 199,943 shares issuable upon the exercise of the Series B Warrants. Hadar Shamir and Nir Shamir have shared power to vote and dispose of the securities held by S.H.N Financial Investments Ltd. and may be deemed to be the beneficial owner of these securities. The address of S.H.N Financial Investments Ltd. is 3 Arik Einstein St. Herzeliya, Israel.

(17)    Includes (i) 666,666 shares of Common Stock, (ii) 2,875,543 shares issuable upon exercise of the Series A Warrants, and (iii) 771,105 shares issuable upon the exercise of the Series B Warrants. Henry Ikezi is the managing member of F U N Investment Homes LLC and may be deemed to have voting and investment control with respect to the shares held by selling securityholder. The address of F U N Investment Homes LLC is 188-05 Linden Blvd, St. Albans, NY 11412.

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